Exhibit 10.1

JOINT LICENSING AGREEMENT

This Joint Licensing Agreement (“Agreement”) is entered into as of April 21, 2014 (the “Effective Date”), between “VideoStar” (as defined below) and “Television Technology” (as defined below).

BACKGROUND

A.           WHEREAS VideoStar, LLC is an exclusive licensee of the Licensed Patents (as defined below) with the full and complete right to enter this Agreement, to enforce the Licensed Patents in accordance with the terms of this Agreement, and to grant Television Technology the rights to the Licensed Patents contemplated by this Agreement;

B.           WHEREAS PMC (as defined below) and STI (as defined below) are the assignees and owners of the Licensed Patents;

C.           WHEREAS Television Technology desires to obtain a release and authorization to practice the Licensed Patents;

D.           WHEREAS Television Technology and VideoStar acknowledge that this Agreement is not an admission that Television Technology infringes or requires a license to the Licensed Patents, that the Licensed Patents are valid and enforceable, or that this Agreement serves as an appropriate valuation of the Licensed Patents; and

E.           WHEREAS Television Technology desires to obtain an exclusive license to enforce the Licensed Patents against Unauthorized Transmitters (as defined below) pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the above promises and the mutual covenants of the Parties to be faithfully performed, Television Technology and VideoStar (each a “Party” and, collectively, the “Parties”), intending to be legally bound, agree as follows:

1.           DEFINITIONS

In addition to the terms defined above and elsewhere in this Agreement, as used in this Agreement:

1.1
“Television Technology” shall mean Television Technology, LLC and any of its Affiliates.  When the Signing Party, Television Technology, LLC, is referred to in this Agreement in that form, such reference shall mean that Signing Party only, and not its Affiliates.

1.2	“PMC” shall mean Personalized Media Communications, LLC and any of its Affiliates, owners, officers, or directors.

1.3	“STI” shall mean Single Touch Interactive R&D IP, LLC and Single Systems, Inc., and any of their Affiliates.

1.4	“VideoStar” shall mean VideoStar, LLC, PMC, and STI, either jointly and/or individually as appropriate under the terms of this Agreement.

1.5
“Licensed Patents” shall mean any and all patents and patent applications licensed to VideoStar, LLC by PMC pursuant to the PMC License and  by STI pursuant to the STI License, including those patents and patent applications listed on Schedule A hereto, and any patents issued or granted via any divisionals, continuations, continuations-in-part, reissues and reexaminations and any foreign counterparts of any of the foregoing, as well as any other patents or patent applications owned by PMC, STI or VideoStar on or after the Effective Date.

1.6
“Signing Party” or “Signing Parties” shall mean any party who is a signatory to this agreement, including Television Technology, LLC, Personalized Media Communications, LLC, Single Touch Interactive R&D IP, LLC, and Single Systems, Inc.

1.7
“Affiliate” or “Affiliates” shall mean, in relation to any Signing Party hereto, any entity that is a direct or indirect parent or subsidiary of that Signing Party, but only for so long as such entity remains a direct or indirect parent or subsidiary of that Signing Party, and any person, corporation or entity that, in the present or future, directly or indirectly is controlled by, controls, or is under common control with that Signing Party, but for only so long as such control exists.  For purposes of this definition, “control” shall mean either (1) direct or indirect ownership of at least 50%, or the maximum percentage permitted under local laws or regulations in those countries where 50% ownership by a foreign entity is not permitted, of the equity or other ownership interests of such entity, or (2) the power to otherwise direct the management or operation of such entity.

1.8
“Infringing Act” shall mean the making, use, sale, offer for sale, distribution, lease, rent, import, or export of any invention patented by the Licensed Patents or any act which could give rise to a claim of infringement of the Licensed Patents under 35 U.S.C. §271.

1.9	“Unauthorized Transmitter” shall mean any company that engages in an Unauthorized Transmission.

1.10
“Unauthorized Transmission” shall mean the capture of over-the-air (also known as broadcast) television signals by arrays of antennae or similar devices/technology specifically designed for the receipt of radio frequency analog or digital broadcast transmissions and the re-transmission of those television signals directly over the Internet to one or more Internet-connected devices where there is a one-to-one correspondence between each of the antennae in the array (or similar antennae-like devices/technology) and the Internet-connected devices at any given time and where the re-transmission of the captured over-the-air television signals is not authorized as to its content by or on behalf of the broadcaster of the over-the-air television signals.

1.11	“VideoStar, LLC” shall mean VideoStar, LLC, a limited liability company having offices at 14090 Southwest Freeway, Suite 450 Sugar Land, TX 77478.

2.           RIGHTS TO LICENSED PATENTS GRANTED TO TELEVISION TECHNOLOGY

Upon VideoStar’s receipt of the Initial Payment (as defined below) and Subject to VideoStar’s receipt of any and all payments due to it under this Agreement, VideoStar will grant to Television Technology the following rights in respect of the  Licensed patents:

2.1
Right to Sue, Collect Damages and Grant Nonexclusive Licenses.  VideoStar grants to Television Technology, LLC an exclusive license to (1) enforce the Licensed Patents against Unauthorized Transmitters for any Infringing Act in furtherance of an Unauthorized Transmitter’s business of Unauthorized Transmissions, (2) collect for past, current, and future damages for infringement of the Licensed Patents by such Unauthorized Transmitters for such infringement, and (3) grant non-exclusive licenses under the Licensed Patents to such Unauthorized Transmitters for such infringement.    Television Technology, LLC shall have no right to sublicense any right under this Section 2.1 to any other party or to assign any right under this Section 2.1 to any other party except as set forth in Section 6.3.   Absent written approval from VideoStar, any non-exclusive licenses granted pursuant to this Section 2.1 to an Unauthorized Transmitter shall be non-sublicenseable and non-transferrable and shall be limited to granting the Unauthorized Transmitters the right to perform Infringing Acts in furtherance of the Unauthorized Transmitter’s business of Unauthorized Transmissions and no other rights under the Licensed Patents and any sublicenses not in compliance with this Section 2.1 shall be deemed null and void ab initio.

2.2
Retention of Litigation Proceeds.  Except for VideoStar’s Share of Proceeds (defined below) Television Technology shall be entitled to all proceeds received by Television Technology from any settlement or judgment obtained in an action brought by Television Technology against any Unauthorized Transmitter for infringement of the Licensed Patents or pursuant to any license, covenant not to sue, or other rights in respect of the Licensed Patents granted by Television Technology to an Unauthorized Transmitter hereunder (all such proceeds, collectively, the “Litigation Proceeds”).  In exchange for this right, Television Technology shall pay to VideoStar 20% of an amount equal to the Litigation Proceeds less the Initial Payment, any Subsequent Payments and/or Renewal Fees paid by Television Technology to VideoStar pursuant to Section 3 below, and any third party (i.e., not internal) litigation costs reasonably incurred by Television Technology in any action(s) brought by Television Technology against an Unauthorized Transmitter for infringement of the Licensed Patents that resulted in the Litigation Proceeds (such payment to VideoStar, “VideoStar’s Share of Proceeds”).  If Television Technology receives any non-cash Litigation Proceeds (including, e.g., equity investments, assets, or intellectual property, but not including injunctive relief), VideoStar and Television Technology shall enter into good faith discussions to determine an equivalent cash value of such non-cash Litigation Proceeds for the purposes of determining VideoStar’s Share of Proceeds.   Any payment due to VideoStar pursuant to the Section 2.2 shall be made within 60 days after the relevant Litigation Proceeds used to calculate such payment have been received by Television Technology.

2.3
Authorization to Practice.   VideoStar authorizes Television Technology to practice any invention disclosed and claimed in any of the VideoStar Patents on a non-exclusive basis.  This authorization from VideoStar under the VideoStar patents includes two components: (1) a non-transferrable, non-sublicensable and non-exclusive license under the Licensed Patents as to any Infringing Act performed by Television Technology for which Television Technology has no right to claim indemnification from a third party and (2) a covenant not to sue Television Technology or any of its customers for any Infringing Act performed by Television Technology or any of its customers  for which Television Technology has the right to claim indemnification from a third party or for any Infringing Act performed by Television Technology that is otherwise not covered by the license under subpart (1) of this Section.

2.4
No Accrual of Damages.  VideoStar shall not be entitled to recover any damages for infringement of the Licensed Patents by Television Technology for any time period covered by the Release in Section 2.5 below or during which Television Technology is authorized to Practice the Licensed Patents as set forth in Section 2.3 above.

2.5
Release. Subject to Television Technology’s Initial Payment under Section 3.1 below and Television Technology’s completion of all payments required under Section 3.2, , VideoStar releases, acquits, and forever discharges Television Technology from any and all claims or liability for infringement or alleged infringement of the Licensed Patents in connection with any Infringing Act performed by Television Technology occurring prior to the Effective Date.  For the avoidance of doubt, this release does not pertain to any claims arising out of the performance or breach of this Agreement.

3.           FEES AND TERM OF LICENSE AND AUTHORIZATION

3.1	Initial Payment. Within 60 days of the Effective Date, Television Technology shall pay VideoStar $1.25 million (the “Initial Payment”).

3.2
Subsequent Payments.  Television Technology shall pay VideoStar $1.25 million on or before May 1, 2015 and an additional $1.25 million on or before May 1, 2016 (each such payment, a “Subsequent Payment”).

3.3
Renewal Fee.  This Agreement shall automatically terminate on May 1, 2017; provided, however, that, on an annual basis, from 2017 through 2020 or until the agreement is terminated, Television Technology will have the option to renew the Agreement for an additional year upon payment of $1.25 million on or before May 1 of that year.  For clarity, the renewal fee payment schedule is summarized below:

•	Television Technology may renew the Agreement for the year from May 1, 2017 to April 14, 2018 by making payment of an additional $1.25 million on or before May 1, 2017;

•	Television Technology may renew the Agreement for the year from May 1, 2018 to April 14, 2019 by making payment of an additional $1.25 million on or before May 1, 2018;

•	Television Technology may renew the Agreement for an additional year from May 1, 2019 to April 14, 2020 by making payment of an additional $1.25 million on or before May 1, 2019; and

•
Television Technology may renew the Agreement for an additional year from May 1, 2020 to April 14, 2021 (and make the Agreement perpetual pursuant to Section 3.4) by making payment of an additional $1.25 million on or before May 1, 2020.

3.4
Perpetual Agreement.  Once Television Technology has paid VideoStar paid $8.75 million in total (either in one lump sum, or after paying $1.25 million per year for 7 years), the term of this Agreement shall be deemed perpetual.

3.5
Termination of License To Sue.  If Television Technology has not enforced the Licensed Patents against an Unauthorized Transmitter within 5 years after the Effective Date, VideoStar may (but is not required to) terminate the rights granted to Television Technology pursuant to Sections 2.1 and 2.2.  If VideoStar elects to terminate the rights granted to Television Technology pursuant to Sections 2.1 and 2.2, the fees set forth in Section 3.3 will not be reduced or otherwise adjusted (i.e., the Renewal Fee shall be continue to be $1.25 million per year up to a cumulative $8.75 million).  If VideoStar elects to terminate the rights granted to Television Technology pursuant to Sections 2.1 and 2.2, it must provide Television Technology written notice sixty (60) days before such termination.  After receiving VideoStar’s termination notice, but before the expiration of the sixty day period, Television Technology may still enforce the Licensed Patents against an Unauthorized Transmitter and whereupon VideoStar’s right to terminate the rights granted to Television Technology pursuant to Sections 2.1 and 2.2 shall terminate.

3.6
Termination.  In the event that this Agreement is terminated for any reason, and Television Technology has paid the Initial Payment and Subsequent Payments, the rights granted under Sections 2.4, 2.5, 5, and 6.7 remain in full effect for perpetuity, while the rights under Section 2.3 of this Agreement survive and remain in full effect only for the period up to the termination date.  In the event that VideoStar terminates this Agreement due to Television Technology’s failure to make any Renewal Payment, then VideoStar cannot assert the Licensed Patents against Television Technology for any actions occurring prior to the termination date.

4.           REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1
Authority.  Each Signing Party, on behalf of itself and its Affiliates, represents and warrants that the individuals signing this Agreement have full authority or authorization to execute this Agreement for, and on behalf of, and to bind the Parties, and that, when signed, this Agreement will be binding and enforceable according to its terms.

4.2
Representations, Warranties, and Covenants of Television Technology.  Television Technology represents, warrants, and covenants to VideoStar that (a) the execution of this Agreement by Television Technology and the performance of its obligations hereunder will not violate any agreement, whether written or oral, to which Television Technology is a party; and (b) Television Technology has the full legal authority necessary to enter into this Agreement and perform the duties and obligations outlined in this Agreement.

4.3
Representations, Warranties, and Covenants of VideoStar.  VideoStar represents and warrants that; (a) VideoStar has full, complete and exclusive rights to grant all licenses, covenants and other rights of the full scope set forth in this Agreement to Television Technology and to incur the obligations of VideoStar under this Agreement; (b)  PMC and STI, collectively, own all rights, title, and interest in and to the Licensed Patents, and that no other third party owns any right to recover for infringement of or to enforce any rights in the Licensed Patents inconsistent with the rights granted under this Agreement and (c) neither PMC nor STI are, as of the Effective Date, the owner of any other patents or patent applications besides the Licensed Patents; (d) VideoStar has not granted and will not grant any licenses or other rights, under the Licensed Patents or otherwise, that would conflict with or prevent the licenses and rights granted to Television Technology hereunder; and (e) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms of this Agreement.

4.4
No Conflicts.  Each Signing Party, on behalf of itself and its Affiliates, represents and warrants that neither it, nor any of its Affiliates, will enter into any other agreement or understanding in conflict with the provisions contained in this Agreement.

4.5
DISCLAIMER. OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING AS TO THE VALIDITY OR ENFORCEABILITY OF THE LICENSED PATENTS).

5.           CONFIDENTIALITY

5.1
Confidentiality.  All information provided pursuant to this Agreement, including without limitation, the terms of this Agreement and the negotiations leading to this Agreement (but not the existence of the Agreement) shall be regarded as confidential information (“Confidential Information”).   The Parties agree that, other than as required by law or expressly permitted by this Agreement, they shall not disclose any Confidential Information to any third party and shall use the Confidential Information only for the purposes set forth herein.

Any Party may disclose the existence and terms of this Agreement to its accountants, attorneys, bankers, investors, prospective investors, auditors, and any third party covered by the license, release or covenant not to sue provided above, and, in the case of STI or PMC, to a third party as may be reasonably required by STI or PMC to enforce, license and/or sell the Licensed Patents, provided that any such third party is bound to confidentiality obligations that are at least as restrictive as the terms of this confidentiality provision in this Agreement.  Any Party may disclose the existence and terms of this Agreement in connection with any litigation involving the Licensed Patents, so long as such disclosure is covered by a Protective Order or mediation agreement that limits access to those persons typically granted access under “Highly Confidential – Outside Attorneys’ Eyes Only” provisions.  If a change in applicable laws or regulations requires either party to disclose some or all of this Agreement, the parties will work in good faith to ensure compliance therewith.

Confidential Information shall not include information that: (i) was already known, otherwise than under an agreement of secrecy or non-use, at the time of its disclosure; (ii) has passed into the public domain prior to or after its disclosure, other than through any act or omission attributable to principals, officers, employees, consultants or agents of the receiving Party; or (iii) was subsequently disclosed, other than under an agreement of secrecy or non-use, by a third party that had not acquired the information under an obligation of confidentiality.  If a Party is required to disclose Confidential Information based on a legal obligation or to conform to a legal requirement, the Parties are still otherwise obligated to comply with the provisions of this section to the maximum extent practicable.

5.2
Litigation.  If Television Technology does not obtain a Perpetual License or the Agreement is terminated for any reason, and VideoStar asserts in litigation that Television Technology infringes one or more claims of the Licensed Patents, then this Agreement, including the existence of the Agreement, shall not be discoverable or admissible for any purpose in that litigation.

6.           MISCELLANEOUS

6.1
Transferability.  Neither Television Technology nor VideoStar may transfer any of their rights or obligations hereunder to any third party by agreement, operation of law, or otherwise unless expressly agreed to, in advance, by all Signing Parties in a signed writing, except as set forth in Section 6.3.  If Television Technology, LLC or any of its Affiliates are sold to a third-party non-Affiliate, any and all rights under this Agreement that are held by the entity being sold shall terminate as of the date that entity is sold.

6.2
Assignment of Patents.  Any assignment, sale, license or other disposition of the Licensed Patents is void unless such is made subject to the terms and rights under this Agreement or is otherwise approved by Television Technology.

6.3
Assignment of License to Sue.  Television Technology, LLC may assign all rights to the License to Sue to any of its Affiliates.  Such an assignment shall be subject to all rights and limitations set forth in this Agreement, including VideoStar’s Share of Proceeds and Duty to Cooperate in Litigation.

6.4
Bankruptcy.  Each party acknowledges and agrees that all licenses and other rights granted by it under or pursuant to this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (11 U.S.C. § 365(n) (the “Bankruptcy Code”) and similar provisions of the bankruptcy laws of any other country, licenses of rights to “intellectual property” as such term is defined under Section 101 of the Bankruptcy Code or similar provisions of the bankruptcy laws of any other country.  In the event of a case under the Bankruptcy Code involving VideoStar (or any successor of any VideoStar), Television Technology shall have and may fully exercise all of its rights and elections as a licensee of intellectual property under the Bankruptcy Code, including, without limitation, under Section 365(n) of the Bankruptcy Code, or its successors.  The Parties further agree and acknowledge that Television Technology possesses under this Agreement all of the rights set forth in Section 365(n)(3) and (4) of this Code including the right to obtain possession of Licensed Patents (including such embodiment) and that VideoStar, and its successors and assigns, including any bankruptcy trustee shall not interfere with Television Technology’s rights under this Agreement.  The Parties further agree and acknowledge that enforcement by Television Technology of any rights under Section 365(n) of the Bankruptcy Code or similar provisions of the bankruptcy laws of any other country in connection with this Agreement shall not violate the automatic stay of Section 362 of the Bankruptcy Code or similar provisions of the bankruptcy laws of any other country and waive any right to object on such basis.  VideoStar further acknowledges and agrees that if  VideoStar, as a debtor or any bankruptcy trustee, rejects this Agreement, in addition to, and not in lieu of any other right or remedy Television Technology may have under this Agreement or Section 365(n) of the Bankruptcy Code or similar provisions of the bankruptcy laws of any other country, Television Technology shall have the right to elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code or similar provisions of the bankruptcy laws of any other country.

6.5
Duty to Cooperate In Litigation:  VideoStar (or either PMC or STI individually as appropriate) will participate as a co-plaintiff in any litigation brought by Television Technology against an Unauthorized Transmitter for infringement of the Licensed Patents pursuant to this Agreement, even if Television Technology is dismissed for lack of standing.  VideoStar and its members, principals, officers, and employees shall provide good faith cooperation and assistance to Television Technology in any litigation brought by Television Technology against any Unauthorized Transmitter for infringement of the Licensed Patents.  Television Technology shall be responsible for VideoStar’s reasonable out-of-pocket expenses associated with co-plaintiff work in supporting Television Technology in any such litigation, including reasonable attorneys’ fees.  Television Technology will control the litigation and selection of counsel.  VideoStar may, at its option, retain its own counsel at its own expense for any litigation brought by Television Technology against any Unauthorized Transmitter for infringement of the Licensed Patents.

6.6
Entire Agreement, Amendments, and Waivers.  Except for Sections 1 and 2 of the Parties’ December 10, 2013 Non-Disclosure And Confidentiality Agreement which shall remain in full force and effect, this Agreement constitutes and contains the entire agreement between Television Technology and VideoStar, and supersedes any and all prior negotiations, conversations, correspondence, understandings, and letters respecting the subject matter hereof.  This Agreement may be amended or modified or one or more provisions hereof waived only by a written instrument signed by the Parties.  No delay or omission by any Party in exercising any right or power arising from any default by the other Party shall be construed as a waiver of such default, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right or power arising from any default by a Party.  No waiver of any breach of any covenant or other condition shall be construed to be a waiver of or consent to any previous or subsequent breach of the same or of any other covenant or condition.

6.7
Dispute Resolution.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California before one arbitrator.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.  Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

In any arbitration arising out of or related to this Agreement, the arbitrator(s) are not empowered to award punitive or exemplary damages, except where permitted by statute, and the parties waive any right to recover any such damages.  In any arbitration arising out of or related to this Agreement, the arbitrator(s) may not award any incidental, indirect or consequential damages, including damages for lost profits.  The parties shall maintain the confidential nature of the arbitration proceeding and the Award consistent with Section 5.1 of this Agreement.

The Parties adopt and agree to implement the JAMS Optional Arbitration Appeal Procedure (as it exists on the effective date of this Agreement) with respect to any final award in an arbitration arising out of or related to this Agreement.

6.8
Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be sent both via overnight carrier to the addresses indicated in the signature block of this Agreement, with an electronic copy to Richard Stone (rstone@jenner.com) and David Singer (dsinger@jenner.com) for Television Technology, Gerald Holtzman (gholtzman@pmcip.com) and Mark King (mking@pmcip.com) for VideoStar, Gerald Holtzman (gholtzman@pmcip.com) and Tom Scott (tscott@pmcip.com) for PMC, and James Orsini (james.orsini@singletouch.net) for STI.

[INTENTIONALLY LEFT BLANK]

6.9
Counterparts.  This Agreement may be executed in multiple counterparts and by facsimile and/or by e-mail, and all executed counterparts together shall constitute the original instrument. Faxed or emailed signatures shall be binding.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized officers on the respective dates and at the respective places hereinafter set forth.

Personalized Media Communications LLC
14090 Southwest Freeway, Suite 450
Sugar Land, TX 77478

By:  /s/ Gerald Holtzman
        Gerald Holtzman

Title: President

Date: 4/18/14

Single Touch Systems, Inc.
100 Town Square Place Suite 204
 Jersey City, NJ 07310

By:  /s/ James Orsini
        James Orsini

Title: President & CEO

Date: 4/18/14

Video Star, LLC
14090 Southwest Freeway, Suite 450
Sugar Land, TX 77478

By:  /s/Gerald Holtzman
        Gerald Holtzman

Title: Manager

Date: 4/18/14

Single Touch Interactive R&D IP, LLC LLC
100 Town Square Place Suite 204
Jersey City, NJ 07310

By:  /s/ James Orsini
        James Orsini

Title: Manager

Date: 4/18/14

Television Technology LLC
10201 W. Pico Blvd.
Los Angeles, CA 90035

By:  /s/ Rita Tuzon

Title: EVP & General Counsel

Date: 4/20/14